EXHIBIT 99.1

          BSD Medical's Hyperthermia Therapy Now Offered at
                 Northeast Radiation Oncology Center

    SALT LAKE CITY--(BUSINESS WIRE)--Sept. 18, 2007--BSD Medical Corp. (AMEX: BSM) today announced that Northeast Radiation Oncology Center in Scranton, Pennsylvania, has joined BSD's family of customers with the purchase and installation of a BSD-500 hyperthermia therapy system. The new system will be used to increase the Center's cancer therapy technology, particularly in treating advanced and recurrent cancer patients. The BSD-500 delivers hyperthermia (elevating the tumor temperature) through the use of microwave energy, helping to address the limitations of radiation therapy.

    "This new technology, when coupled with radiation, will give us a new weapon against superficial tumors," said Dr. Baikadi of Northeast Radiation Oncology Center. The BSD-500 provides superficial hyperthermia, which is used to non-invasively treat cancerous tumors located within a few centimeters of the surface of the body, such as melanoma and recurrent breast cancer. It is also able to deliver interstitial hyperthermia therapy for treating certain other tumors.

    "We are pleased to welcome Northeast Radiation Oncology Center as a new proponent of hyperthermia therapy for cancer," said Hyrum A. Mead, president of BSD Medical Corp. "Northeast Radiation Oncology Center is known for treating cancer patients with the most advanced treatment options available. We are excited to be providing the benefits of hyperthermia therapy to their patients."

    About Northeast Radiation Oncology Center

    Northeast Radiation Oncology Center, known as NROC, is a community cancer service jointly sponsored by Radiation Medicine Associates of Scranton, (RAMAS) and Mercy Hospital Partners to better serve patients and physicians in northeast Pennsylvania. These two groups have a long history of collaboration. Mercy Hospital in Scranton was a pioneer in developing radiation therapy services in the 1960s. Over the last 20 years, Mercy and the physicians from RAMAS have worked together to provide the latest technological advances in radiation treatment research.

    About BSD Medical Corporation

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information about BSD Medical and its products, visit the company's website at www.BSDMedical.com or the patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private
Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: BSD Medical Corporation, Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com